Exhibit 3.05
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
LIME ENERGY SUBSIDIARY COMPANY
INTO
ELECTRIC CITY CORP.
(Subsidiary into parent pursuant to Section 253 of the General Corporation Law of Delaware)
* * * * * * *
Electric City Corp., a corporation incorporated on the 11th day of May, 1998, pursuant to the provisions of the General Corporation Law of the State of Delaware;
     DOES HEREBY CERTIFY:
     FIRST: That this corporation is incorporated and duly organized pursuant to the General Corporation Law, as amended (the “GCL”).
     SECOND: That this corporation owns all of the issued and outstanding capital stock of Lime Energy Subsidiary Company, a corporation incorporated on the 30th day of August, 2006, pursuant to the provisions of the GCL.
     THIRD: That this corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the 30th day of August, 2006, which resolutions are set forth below, determined to merge with and into itself said Lime Energy Subsidiary Company pursuant to Section 253 of the GCL, effective as of 12:01 a.m. on September 13, 2006 (the “Merger”), and in connection with the Merger, this corporation shall change its name to “lime energy co.”
     WHEREAS, this corporation lawfully owns all of the issued and outstanding capital stock of Lime Energy Subsidiary Company, a corporation organized and existing under the laws of the State of Delaware, and
     WHEREAS, the board of directors of this corporation deems it advisable and in the best interests of this corporation that Lime Energy Subsidiary Company be merged with and into this corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “GCL”), and that this corporation be possessed of all the estate, property, rights, privileges and franchises of Lime Energy Subsidiary Company (the “Merger”); and
     WHEREAS, in connection with the Merger, the board of directors of this corporation deems it advisable and in the best interests of this corporation to change the name of this corporation to “lime energy co.”;

     NOW, THEREFORE, BE IT RESOLVED, that this corporation shall and hereby does merge with and into itself its subsidiary Lime Energy Subsidiary Company and assumes all of Lime Energy Subsidiary Company’s liabilities and obligations, and that this corporation change its name to lime energy co. pursuant to Section 253 of the GCL; and
     FURTHER RESOLVED, that the Merger and name change will become effective at 12:01 a.m. on September 13, 2006; and
     FURTHER RESOLVED, that the officers of this corporation be, and each of them hereby is, authorized and directed to make and execute a certificate of ownership and merger setting forth a copy of these resolutions to merge said Lime Energy Subsidiary Company into the corporation and to assume its liabilities and obligations, and to change the name of this corporation to lime energy co., and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County; and
     FURTHER RESOLVED, that the officers of this corporation be, and each of them hereby is, authorized and directed to make, execute and deliver, and do all other acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect the Merger and name change or otherwise to effectuate the purposes and intents hereof.
     FOURTH: That anything herein or elsewhere to the contrary notwithstanding, this Merger and name change may be amended or terminated and abandoned by the Board of Directors of Electric City Corp. at any time prior to the time that this Merger and name change becomes effective.
     IN WITNESS WHEREOF, Electric City Corp., said parent corporation, has caused its corporate seal to be affixed and this Certificate to be signed by an authorized officer this 8th day of September, 2006.

By:	/s/ David Asplund

(Authorized Officer)

Name:	David Asplund
Title:	Chief Executive Officer